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                                                                      Exhibit 99

                         VIRGINIA COMMERCE BANCORP, INC.

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE:

          VIRGINIA COMMERCE BANCORP, INC. REPORTS DIRECTOR RESIGNATION



ARLINGTON, VA., THURSDAY, NOVEMBER 17, 2005--Virginia Commerce Bancorp, Inc. (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the "Bank"), reported that on November 16, 2005, Frank L. Cowles, Jr. resigned from his positions as an outside director of Virginia Commerce Bancorp, Inc. and its wholly owned subsidiary, Virginia Commerce Bank, in order to focus upon a personal matter unrelated to his service as a director. According to news reports, which were confirmed by Mr. Cowles, he was arrested at his home near Charlottesville, Virginia by federal authorities last weekend and charged with conspiracy to defraud an Illinois investment manager. Two other persons, one from Fredericksburg, Virginia and the other from Los Banos, California were also arrested on the same charge. Mr. Cowles was released on bond last Monday. Mr. Cowles denied the charge and said he plans to issue a statement about the matter through his attorney.

The Bank has found no indication of any involvement in this matter by the Bank or any of its employees or other Directors and has reported that information to the bank's supervisors. The Bank also has found no indication of any impact on the Bank's operations or financial condition. Any questions should be referred to the Bank.

Headquartered in Arlington, Virginia Commerce Bank is a full-service community bank with over $1.4 billion in assets. VCB is consistently ranked at the top among all banks in the region for customer satisfaction. The Bank operates eighteen branches, two residential mortgage lending offices and an investment services office. For further information about VCB's many services and a map of convenient locations, visit the Web site at www.vcbonline.com.

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